Exhibit 10.12

Execution Version

PARENT UNDERTAKING AGREEMENT

dated as of September 28, 2004,

as amended as of 21 January 2010,

and amended and restated as of 22 November 2011,

by and among

MAKHTESHIM AGAN INDUSTRIES LTD.,

as Parent,

DONEGAL RECEIVABLES PURCHASING LIMITED,

as Purchaser

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS

RABOBANK INTERNATIONAL), LONDON BRANCH,

as Agent

TABLE OF CONTENTS

(continued)

MAI - Parent Undertaking Agreement (New)(2011)(Execution Version)

PARENT UNDERTAKING AGREEMENT

THIS PARENT UNDERTAKING AGREEMENT (this “Agreement”), dated as of September 28, 2004, as amended as of 21 January 2010, and amended and restated as of 22 November 2011, by and among MAKHTESHIM AGAN INDUSTRIES LTD., a limited company incorporated under the laws of the State of Israel (“MAI” or the “Parent”), DONEGAL RECEIVABLES PURCHASING LIMITED, a limited company incorporated under the laws of the Republic of Ireland (the “Purchaser”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH, of Thames Court, One Queenhithe, London EC4V 3RL (the “Agent”), as Agent.

ARTICLE I

DEFINITIONS

SECTION 1.1 Terms Defined in Schedule of Definitions

In this Agreement, unless otherwise defined herein or the context otherwise requires, capitalized terms have the meanings set forth in the Master Schedule of Definitions, Interpretations and Construction, dated as of the Closing Date and signed by the parties hereto and others for the purposes of identification (the “Schedule of Definitions”).

SECTION 1.2 Interpretation

The principles of interpretation set forth in Sections 1.3 and 1.4 of the Schedule of Definitions apply to this Agreement as if fully set forth herein.

ARTICLE II

PERFORMANCE OF SUPPORTED OBLIGATIONS

SECTION 2.1 Performance of Supported Obligations

(a) The Parent hereby unconditionally and irrevocably undertakes and agrees, with and for the benefit of the Purchaser, the Agent and the other Secured Parties (i) to cause the due and punctual performance and observance by each of the MAI Parties (other than the Parent) party to a Transaction Document (collectively, the “Supported Parties”) of all of the terms, covenants, conditions, agreements and undertakings on the part of each of the Supported Parties to be performed or observed under each of the Transaction Documents to which any of the Supported Parties are or hereafter become a party and each of the other agreements and other documents delivered from time to time by any one or more of the Supported Parties pursuant thereto or in connection therewith (collectively, the “Supported Documents”), in accordance with the terms thereof, including any agreement of any Supported Party to pay any money or deposit Collections under the Supported Documents (all such terms, covenants, conditions, agreements and undertakings on the part of the Supported Parties to be performed or observed being collectively called the “Supported Obligations”), and (ii) to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by the Purchaser, the Agent or any other Secured Party in connection with the Supported Documents and the Supported Obligations and the enforcement thereof.

(b) In the event that any Supported Party shall fail in any manner whatsoever to perform or observe any Supported Obligation when the same shall be required to be performed or observed under the Supported Documents, then the Parent will, on first demand, itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Supported Obligation, and it shall not be a condition to the obligation of the Parent hereunder to perform or observe any Supported Obligation (or to cause the same to be performed or observed) that the Purchaser, the Agent or any other Secured Party shall have first made any request of or demand upon or given any notice to the Parent, any Supported Party or any other Person, or have instituted any action or proceeding against the Parent, any Supported Party, or any other Person in respect of any such Supported Obligation.

(c) The Purchaser or the Agent (on behalf of the Secured Parties or any of them) may proceed to enforce the obligations of the Parent under this Section 2.1 without first pursuing or exhausting any right or remedy which the Purchaser, the Agent or any other Secured Party may have against any Supported Party, any other Person, any Receivables, any related other Affected Assets, any other assets, or any collateral for any or all of the Supported Obligations.

SECTION 2.2 Obligations Absolute

(a) The Parent will perform its obligations under this Agreement regardless of any law, rule, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Supported Documents or the rights of the Purchaser, the Agent or any other Secured Party with respect thereto.

(b) The obligations of the Parent under this Agreement shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any Supported Document or any other Transaction Document;

(ii) any change in the time, manner or place of performance of, or in any other term of, all or any of the Supported Obligations, or any other amendment or waiver of or any consent to departure from any Supported Document or any other Transaction Document;

(iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty or surety agreement, for all or any of the Supported Obligations;

(iv) any failure to obtain any authorization or approval from or other action by, or to notify or file with, any governmental authority or regulatory body required in connection with the performance of any of the Supported Obligations by any Person; or

(v) any other circumstance which might constitute a defense available to, or a discharge of, any Supported Party or the Parent, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 2.2.

(c) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment by any Supported Party or any Obligor is rescinded or must otherwise be returned by the Purchaser, the Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Supported Party or any Obligor or otherwise, all as though such payment had not been made.

(d) The obligations of the Parent under this Agreement shall not be subject to reduction, termination or other impairment by reason of any set-off, recoupment, counterclaim or defense or for any other reason, and shall not be discharged except by performance as herein provided.

(e) Without modifying or limiting in any way the obligations of the Parent under this Agreement or any other Transaction Document and/or modifying or limiting in any way the rights of the Purchaser, the Agent or any other Secured Party or the agreement of the parties set forth herein, including the absolute, unconditional and irrevocable nature of the Parent’s obligations hereunder and/or the waiver of set-off, recoupment, counterclaim and defenses by the Parent, each of the parties hereto acknowledges and agrees that (i) nothing herein or in any other Transaction Document (except as otherwise specifically provided herein or therein) shall prevent the Parent or any Supported Party from seeking to enforce (except to the extent that the manner of enforcement is prohibited hereby) its rights under the Transaction Documents as a result of a breach by the Purchaser, the Agent or any other Secured Party of its obligations, if any, hereunder or under any other Transaction Document, and (ii) the occurrence of any such breach shall in no way constitute a defense or otherwise terminate, relieve or release the Parent from its obligations hereunder, preclude the exercise by the Purchaser, the Agent and/or any other Secured Party of their rights hereunder or otherwise affect this Agreement in anyway.

(f) The undertaking of the Parent in Section 2.1 shall be continuing and shall extend to the payment of all amounts set out in Section 2.1 and to the performance in full of all of the Supported Obligations, regardless of any intermediate payment or discharge in whole or in part or performance in part.

SECTION 2.3 Waiver

(a) The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Supported Obligations and the Supported Documents and any requirement that the Purchaser, the Agent or any other Secured Party exhaust any right or take any action against any Supported Party, any Obligor or any other Person or any collateral. The Purchaser and the Agent hereby agree that they will use reasonable efforts to give the Parent notice of any intention to make any claim or demand hereunder; provided that the Parent hereby acknowledges and agrees that no failure or delay on the part of the Purchaser and/or the Agent to give the Parent any such notice shall relieve or otherwise release the Parent from its obligations hereunder, preclude the exercise by the Purchaser and/or the Agent of its rights hereunder or otherwise affect this Agreement in any way or afford the Parent any recourse against the Purchaser or the Agent in respect of such failure or delay.

(b) The Parent also irrevocably waives all defenses that at any time may be available in respect of the Supported Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or thereafter in effect.

(c) The Parent agrees that the validity and enforceability of this Agreement, including the provisions of this Section 2.3, shall not be impaired or affected by any of the following:

(i) an amendment or modification of, or supplement to, any Supported Document, including any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Supported Obligations or any part thereof at any time;

(ii) any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of any Supported Document or any Supported Obligation (including with respect to any Event of Default or Servicer Default (so long as the Parent is the Servicer)) or any right, power or remedy with respect thereto;

(iii) any insolvency proceeding with respect to the Parent or any Supported Party;

(iv) any exercise or non-exercise of any right, power or remedy with respect to the Supported Obligations or any of them, or any Supported Document, or any collateral securing the Supported Obligations or any part thereof;

(v) any Law or order of any jurisdiction affecting any term of any Supported Obligation or the rights of the Parent with respect thereto;

(vi) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Supported Obligations or any of them;

(vii) any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, any Supported Document or any Supported Obligation;

(viii) the existence of any claim, setoff or other rights that any Person may have at any time against the Parent, whether or not in connection with any Supported Document or transaction contemplated thereby;

(ix) any failure on the part of any Supported Party to perform or comply with any term of any Supported Document; or

(x) any other circumstance that might otherwise constitute a defense (other than payment and performance) available to, or a discharge of, a guarantor or a primary obligor, all whether or not the Parent shall have had notice or knowledge of any event or circumstance referred to in the clauses above.

SECTION 2.4 No Subrogation or Set-off

(a) The Parent will not exercise or assert any rights which it may acquire by way of subrogation or set-off under this Agreement in respect of any Supported Obligations unless and until all of the Supported Obligations shall have been paid and performed finally and in full. If any payment shall be made to the Parent on account of any such subrogation rights or set-off at any time when all of the Supported Obligations shall not have been paid and performed finally and in full, then each and every amount so paid will be held in trust for the benefit of the Purchaser, the Agent and the other Secured Parties as their interests appear and forthwith be paid to the Agent to be credited and applied to the Supported Obligations to the extent then unsatisfied, in accordance with the terms of the Transaction Documents.

(b) In the event that the Parent shall have satisfied any of the Supported Obligations and all of the Supported Obligations shall have been paid and performed finally and in full, then the Purchaser and the Agent will, at the Parent’s request and expense, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty of any kind, necessary to evidence or confirm the transfer by way of subrogation to the Parent of the rights of the Purchaser or the Agent (on behalf of the Secured Parties or any of them) with respect to the Supported Obligations to which the Parent shall have become entitled by way of subrogation, and thereafter the Purchaser, the Agent and the other Secured Parties shall have no responsibility to the Parent or any other Person with respect thereto.

SECTION 2.5 Payments; Overdue Interest

(a) Notwithstanding anything contained herein or any other Transaction Document to the contrary, all amounts to be paid or deposited by the Parent hereunder shall be paid in a manner such that the amount to be paid or deposited is actually received by the Person to which such amount is to be paid or on behalf of which such amount is to be deposited, in accordance with the terms hereof (and of the Servicing Agreement, as applicable), no later than 11:00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds. If such amounts are payable to the Purchaser or any Secured Party, they shall be paid or deposited in the account indicated under the heading “Payment Information” in Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions for such Person, until otherwise notified by such Person. If such amounts are payable to the Agent (whether on behalf of the Agent or the Purchaser, any other Secured Party or otherwise) they shall be paid or deposited in the account indicated under the heading “Payment Information” in Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions for the Agent, until otherwise notified by the Agent.

(b) The Parent shall, to the extent permitted by applicable Law, pay to the relevant Secured Party at the direction of the Agent, upon demand, interest on all amounts in any Currency not paid or deposited when due hereunder at a rate equal to two percent (2.00%) per annum, plus the Base Rate applicable to the Currency in which such amounts are denominated.

SECTION 2.6 Right of Set-off

Without limiting any rights which the Purchaser, the Agent or the other Secured Parties may have hereunder or under the Transaction Documents and applicable Law, each of the Purchaser, the Agent and each Secured Party may (but is not obligated to), and is hereby authorized, at any time to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Purchaser, the Agent or such Secured Party for the account of, or to, the Parent against any amount owing hereunder by the Parent to such Person or to the Agent on behalf of such Person (even if contingent or unmatured).

SECTION 2.7 Excess Capacity Event

(a) If an Excess Capacity Event shall have occurred and be continuing, the Parent may (i) designate a date to be the Purchase Termination Date under all of the Purchase and Sale Agreements at any time following ninety (90) days prior written notice to the Agent and each of the parties to the Purchase and Sale Agreements, or (ii) subject to Section 2.7(b), designate a date to be the Purchase Termination Date under one or more (but less than all) of the Purchase and Sale Agreements at any time following ninety (90) days prior written notice to the Agent and each of the parties to the Purchase and Sale Agreements affected thereby.

(b) The Parent shall only be entitled to designate a date to be the Purchase Termination Date under one or more (but less than all) of the Purchase and Sale Agreements if, after giving effect to Section 2.7(c), each of the following conditions shall have been satisfied:

(i) the Agent shall have reasonably determined that such designation by the Parent would not (after giving effect to such designation) be reasonably likely to have a Material Adverse Effect;

(ii) no Event of Default shall have occurred and be continuing at such time;

(iii) any other actions (including one or more amendments to the Transaction Documents) reasonably determined by the Agent to be necessary as a result of, or otherwise in connection with, the occurrence of such designation by the Parent shall have been taken; and

(iv) the Facility Limit would not (as a result of such designation) be reduced below one hundred million Dollars ($100,000,000).

(c) In the event that the Parent designates a date to be the Purchase Termination Date under one or more Purchase and Sale Agreements:

(i) all of the Receivables originated by any Supported Party which is a party to any such Purchase and Sale Agreements shall cease to be Eligible Receivables;

(ii) the Aggregate Facility Limit and each applicable Aggregate Currency Facility Limit shall be automatically reduced to an amount determined by the Agent (in good faith and in a manner generally consistent with the basis used to determine the Facility Limit and any such applicable Aggregate Currency Facility Limit as of the Closing Date, taking into account any additional risk assumed by the Agent and the Facility Lenders as result of any such designation by the Parent); and

(iii) the principal amount of the Advances, together with any interest thereon shall become immediately due and payable to the extent that (after giving effect to clauses (c)(i) and (c)(ii)) any of the conditions set forth in Section 2.1(b) of the Receivables Funding Agreement are not satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of the Parent.

The Parent represents and warrants to and for the benefit of the Purchaser, the Agent and the other Secured Parties that, on the dates set forth in Section 3.2 (with reference to the circumstances existing on each such date):

(a) Corporate Existence and Power. It (i) is a limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all corporate power and all licenses, authorizations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents, approvals and qualifications would not individually, or in the aggregate, have a Material Adverse Effect), and (iii) is duly qualified to do business in and in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof or third party, (iv) do not contravene or constitute a default under (A) its Organic Documents, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property and (v) do not result in the creation or imposition of any Adverse Claim upon or with respect to its property or the property of any of its Subsidiaries (except as contemplated by the Transaction Documents).

(c) Binding Effect. Each of this Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Accuracy of Information. All information heretofore furnished by it or on its behalf or by or on behalf of any Supported Party to the Purchaser, the Agent or any other Secured Party for purposes of or in connection with the Transaction Documents is, and all such information hereafter furnished by it or any Supported Party to the Purchaser, the Agent or any other Secured Party will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(e) Good Title. Immediately prior to the sale of each Receivable and the related other Affected Assets by each Originator to the Purchaser pursuant to the relevant Purchase and Sale Agreement, such Originator was the owner of such Receivable and such Affected Assets, free and clear of any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents).

(f) Outright Transfer. Each Purchase and Sale Agreement is effective to transfer to the Purchaser, on (i) the Monthly Reporting Date immediately following the creation of each Receivable (in the case of French Receivables and any related other Affected Assets), (ii) the delivery date of the relevant Purchase and Sale Notice (in the case of Receivables and any related other Affected Assets transferred pursuant to the Israeli Purchase and Sale Agreements) and (iii) the creation of each Receivable (in the case of all other Receivables and the related other Affected Assets), the complete and outright legal and beneficial ownership of, and good and marketable title to, each Receivable and all of the related other Affected Assets, free and clear of any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents).

(g) No Voidability. The purchase price for the Receivables and related other Affected Assets payable pursuant to each Purchase and Sale Agreement constitutes reasonably equivalent value and adequate consideration for the relevant Originator for its transfer to the Purchaser of the Receivables and related other Affected Assets, each such transfer shall not have been made for or on account of an antecedent debt owed by such Originator to the Purchaser, and no such transfer is or may be voidable under any Insolvency Law.

(h) Eligibility of Receivables. Each Receivable purchased by the Purchaser that is treated as an Eligible Receivable for purposes of any Servicer Report is in fact an Eligible Receivable as of the date of such Servicer Report, and each Receivable which is included in the calculation of any Net Receivables Balance as of the date of any Servicer Report is in fact an Eligible Receivable and not a Defaulted Receivable at such time. The Parent has no knowledge of any fact (including any defaults by the Obligor thereunder or under any other Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(i) Coverage Requirement. On each Settlement Date, the Currency Net Advances in each Currency do not exceed the Currency Borrowing Base for such Currency.

(j) Supported Party Locations. The principal place of business and chief executive office of each Supported Party and the offices where each Supported Party keeps all its Records are (and, with respect to the chief executive office of each of the US Originators, has been for the last five (5) years) located at the addresses specified in Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions.

(k) Subsidiaries. Each of the Supported Parties is a direct or indirect Subsidiary of the Parent. The Parent owns, directly or indirectly, free and clear of any Adverse Claim, more than fifty percent (50%) of all the issued and outstanding shares of each Supported Party.

(l) Agent’s Interest. From (i) the Monthly Reporting Date immediately following the creation of each Receivable (in the case of French Receivables and any related other Affected Assets), (ii) the delivery date of the relevant Purchase and Sale Notice (in the case of Receivables and any related other Affected Assets transferred pursuant to the Israeli Purchase and Sale Agreements) and (iii) the creation of each Receivable (in the case of all other Receivables and any related other Affected Assets) until the Final Payout Date, the Agent shall have, on behalf of the Secured Parties, a valid and enforceable first priority perfected security interest, ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and/or the Supported Parties, in each Receivable and all of the related other Affected Assets, free and clear of any Adverse Claim.

(m) Perfection, Registration, etc. At all times on and after the Closing Date until the Final Payout Date (i) all actions to be taken in order to perfect and protect the interests of the Agent and the other Secured Parties in the Receivables and related other Affected Assets against any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents) or the interest of any creditor of or purchaser from the Purchaser and/or any Supported Party will have been duly taken in each jurisdiction necessary for such purpose, (ii) all registrations, financing statements, notices, instruments and documents required to be recorded or filed in order to perfect and protect the interests of the Agent and the other Secured Parties in the Receivables and related other Affected Assets against any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents) or the interest of any creditor of, or purchaser from, the Purchaser and/or any Supported Party will have been duly executed, filed or served in or on the appropriate filing office, Official Body or other Person in each jurisdiction necessary for such purpose, and (iii) all fees and taxes, if any, payable in connection with such actions and filings shall have been paid in full.

(n) Actions; Suits. It is not in violation of any order of Official Body or arbitrator, except to the extent that any such violation would not, individually or in the aggregate, have a Material Adverse Effect. There are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which would, individually or in the aggregate, have a Material Adverse Effect.

(o) Tax Status. It has (i) timely filed all tax returns required to be filed, except to the extent that any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges, except any such taxes, assessments or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Each German Originator has paid all German value added taxes then due and payable by it.

(p) No Currency Convertibility and Transfer Limitation. No payment by any Obligor, no remittance of any Collections by any Originator, the Servicer or the Purchaser, and no other payment by any Supported Party, is or will be affected by any Currency Convertibility and Transfer Limitation.

(q) Credit and Collection Policy. Since December 31, 2010, there have been no material changes in any Originator’s Credit and Collection Policy other than in accordance with the Transaction Documents. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables. Each Originator, and each of the Parent and each Affiliate of the Parent acting as Servicer or Sub-Servicer, has at all times complied with the Credit and Collection Policy related to any Receivable.

(r) Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks,

are as specified in Schedule 4.1(r) to the Receivables Funding Agreement (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Agent and for which Blocked Account Agreements have been executed and delivered to the Agent in accordance with Section 5.2(e) of the Receivables Funding Agreement). All Blocked Accounts are subject to Blocked Account Agreements. All of the Obligors have been instructed to make payments of Collections only to Blocked Accounts. Only Collections are deposited into the Blocked Accounts.

(s) Use of Proceeds. No portion of the purchase price of any Receivables sold by any Originator pursuant to the Purchase and Sale Agreements, and no other funds, if any, received by any Supported Party from the Purchaser or the Agent pursuant to any of the Transaction Documents, will be used for any purpose other than general corporate purposes.

(t) Bulk Sales. No transaction contemplated hereby or by any Purchase and Sale Agreement requires compliance with any bulk sales act or similar law to which the Purchaser or any Supported Party is subject.

(u) Investment Company Act. Neither the Parent nor any Supported Party (i) is, or is controlled by, an “investment company” within the meaning of the U.S. Investment Company Act of 1940; or (ii) is a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the U.S. Public Utility Holding Company Act of 1935.

(v) Material Adverse Effect. Since December 31, 2010, there has been no Material Adverse Effect.

(w) No Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute an Event of Default or a Potential Event of Default.

(x) Supported Party Representations and Warranties. Each of the representations and warranties of the Supported Parties contained in the Supported Documents is true, complete and correct in all respects, and the Parent hereby makes each such representation and warranty to, and for the benefit of, the Purchaser, the Agent and the other Secured Parties as if the same were set forth in full herein.

SECTION 3.2 Repetition of Representations and Warranties

The representations and warranties of the Parent given in Section 3.1 shall be given on the Closing Date and on each Advance Date and each Settlement Date.

ARTICLE IV

COVENANTS

SECTION 4.1 Affirmative Covenants of the Parent

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) Reporting Requirements. The Parent shall maintain a system of accounting established and administered in accordance with GAAP, and shall furnish (or cause to be furnished) to the Agent and to each Facility Lender:

(i) Annual Reporting. Within one hundred (100) days after the close of each of its fiscal years, audited consolidated financial statements of the Parent and its Subsidiaries, prepared by an internationally recognized accounting firm in accordance with GAAP, including a balance sheet as of the end of such period and the related statements of operations, shareholders’ equity and cash flows, accompanied by (A) an unqualified audit report certified by independent certified public accountants acceptable to the Agent, prepared in accordance with GAAP, and (B) any management letter prepared by said accountants.

(ii) Quarterly Reporting. Within seventy (70) days after the close of the first three (3) quarterly periods of each of its fiscal years, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the close of each such period and related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its director of finance or chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Parent’s director of finance or chief financial officer (A) stating that (I) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the consolidated financial condition of the Parent and its Subsidiaries, and (II) to the best of such Person’s knowledge, no Event of Default or Potential Event of Default exists, or if any Event of Default or Potential Event of Default exists, stating the nature and status thereof and the action, if any, taken or proposed to be taken to remedy the same, and (B) showing the computation of, and compliance with, the financial ratios set forth in Section 6.1 of the Receivables Funding Agreement.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished.

(v) Stock Exchange or Securities Regulator Filings. Promptly upon the filing thereof, copies of each prospectus, information memorandum, registration statement and annual, quarterly or other material report which the Servicer or any Subsidiary thereof files with any stock exchange on which such Person’s securities are listed or with any securities regulator or other Official Body.

(vi) Notice of Events of Default, etc. As soon as possible and in any event within two (2) Business Days after the Parent obtains actual knowledge of (A) the occurrence of any Event of Default or Potential Event of Default, a statement by its director of finance or chief financial officer or chief accounting officer setting forth details of such Event of Default or Potential Event of Default and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time, (B) any litigation, investigation or proceeding that may exist at any time between it and any Person that may result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document, notice of such litigation, investigation or proceeding, and (C) the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

(vii) Change in Debt Ratings. Within five (5) days after the date of any change in the Parent’s or any Supported Party’s public or private debt ratings, if any, a written certification of such public and private debt ratings after giving effect to any such change.

(viii) Credit and Collection Policy. Within ninety (90) days after the close of the Parent’s fiscal year, if requested by the Agent, a complete copy of each Credit and Collection Policy then in effect.

(ix) Change in Accountants or Accounting Policy. Promptly after the occurrence thereof, notice of any change in the accountants or accounting policy (as such policy relates to any Receivable or any related other Affected Assets or to any transaction contemplated by the Transaction Documents) of the Parent or any Supported Party.

(x) Other Information. To the extent not prohibited by applicable Law, such other information (including non-financial information) as the Agent may from time to time reasonably request with respect to the Parent or the Receivables and related other Affected Assets.

(b) Conduct of Business, etc. The Parent shall, and shall cause each Supported Party to (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise (including any substantial line of business) as it is presently conducted, unless (A) any such change in such conduct or fields of enterprise would not, individually or when taken together with any other changes in such conduct and/or fields of enterprise after the Closing Date, have a Material Adverse Effect, (B) the Parent has given the Purchaser and the Agent at least thirty (30) days prior written notice of such change, and (C) after giving effect to such change, such change would not result in the Currency Net Advances in any Currency exceeding the Currency Borrowing Base for such Currency, (ii) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization, and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c) Compliance with Laws, etc. The Parent shall, and shall cause each Supported Party to, comply with all Laws to which it or its respective properties may be subject, and preserve and maintain its corporate existence, licenses, rights, franchises, qualifications and privileges, except to the extent that any failure to so comply or preserve or maintain the same would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Furnishing of Information and Inspection of Records. The Parent shall, and shall cause each Supported Party to, furnish or cause to be furnished to the Agent from time to time such information with respect to the Receivables and related other Affected Assets as the Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance (and Currency) of each Receivable. Upon reasonable advance notice by the Agent to the Parent, the Parent shall, and shall cause each Supported Party to, at any time and from time to time during regular business hours, as requested by the Agent, permit the Agent and the Facility Lenders, and their agents and representatives, at the expense of the Parent or such Supported Party (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) reasonably related to the Receivables or related other Affected Assets, including any related Contract, and (ii) to visit the offices and properties of the Parent or such Supported Party, as the case may be, for the purpose of examining such materials described in clause (i) above, and to discuss matters reasonably related to the Receivables and related other Affected Assets or the Parent’s or such Supported Party’s performance under the Supported Documents to which it is a party, or under the Contracts, if any, with any of the officers, directors, relevant employees or independent public accountants of such Person having knowledge of such matters; provided that, unless an Event of Default shall have occurred and be continuing or following an audit report indicating an audit deficiency, only one such examination and visit in any calendar year shall be at the expense of the Parent. Subject to Section 6.9, such agents and representatives shall be bound to treat any information received pursuant to this clause (d) as confidential.

(e) Keeping of Records and Books of Account. The Parent shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and any related Contract in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, Records and other information reasonably necessary or advisable for the collection and administration of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Parent shall, and shall cause each Supported Party to, give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f) Contracts and Credit and Collection Policy. The Parent shall, and shall cause each Originator to (i) at its own expense, timely and fully perform and comply with all provisions, covenants and other promises, if any, required to be observed by it under any Contract related to the Receivables (save to the extent that any failure to so perform or comply would not, individually or in the aggregate, have a Material Adverse Effect), and (ii) timely and fully comply with the applicable Credit and Collection Policy.

(g) Notice of Agent’s Interest. In the event that any Originator shall sell or otherwise transfer any interest in accounts receivable or any other financial assets relating to any Receivable, any Contract or any related other Affected Asset (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided in connection with any such sale or transfer shall disclose the Purchaser’s ownership of the Receivables and the related other Affected Assets and the Agent’s and the other Secured Parties’ interest therein.

(h) Collections. The Parent shall (or shall cause the Servicer and the Originators to) instruct all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access. The Parent shall (or shall cause the Servicer and the Originators to) cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(i) Collections Received. The Parent shall, and shall cause each Originator to, hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days after its receipt thereof, to a Blocked Account or, if required by Section 2.8 of the Receivables Funding Agreement, to the Collection Account, all Collections, if any, received by it from time to time.

(j) Accounts. The Parent shall, and shall cause each Originator to, procure that (i) each Blocked Account at all times shall be maintained at a Blocked Account Bank and shall be subject to a Blocked Account Agreement and (ii) only Available Funds are received in such Blocked Account.

(k) Sale Treatment. The Parent shall not, and shall not permit any Originator to, account for, or report, or otherwise treat, the transactions contemplated by each Purchase and Sale Agreement in any manner other than as a sale of Receivables and related other Affected Assets by the relevant Originator to the Purchaser; provided that such transactions may be treated (i) as a financing for tax and accounting purposes by the Parent, (ii) except with respect to the US Originators, as debt of the relevant Originator for tax purposes, and (iii) as a financing on the financial statements of an Originator if required by GAAP applicable to such Originator; and provided, further, that each party hereto hereby acknowledges and agrees that, to the extent required by GAAP, (i) the derecognition of French Receivables may be delayed until the Monthly Reporting Date immediately following their sale and (ii) the derecognition of Receivables and any related other Affected Assets transferred pursuant to the Israeli Purchase and Sale Agreements may be delayed until the delivery date of the relevant Purchase and Sale Notice relating thereto. In addition, the Parent shall, and shall cause each Originator to, disclose (in a footnote or otherwise) in all of its financial statements the existence and nature of the transaction contemplated hereby and by each Purchase and Sale Agreement to which it is a party and the interest of the Purchaser and the Agent, on behalf of the Originators, in the Receivables and related other Affected Assets.

(l) Compliance with Supported Documents. The Parent shall cause each Supported Party to comply with and perform all of its covenants and obligations contained in the Supported Documents.

(m) Insurance. In the event that the Parent or any of its Affiliates procures insurance relating to the Receivables sold pursuant to the Transaction Documents then the Parent will procure that:

(i) the Purchaser is named as an additional insured or co-insured along with the relevant Originator each in accordance with its interest;

(ii) the Purchaser and such Originator will share the insurance premiums each in accordance with its interest; and

(iii) payments received in respect of insured losses will be paid into a Blocked Account.

(n) Personal Data. Notwithstanding anything in any Transaction Document to the contrary, the Parent shall ensure that no personal or other information in, or otherwise relating to, any Contract, Receivable, any Collection related thereto, or any related other Affected Asset or any Record (“Relevant Personal Data”) is transmitted or delivered to, or otherwise received by, the Purchaser, the Agent or any other Indemnified Party if such transmission, delivery or receipt would result in the violation by such Person of any legislation or regulation relating to data protection; provided that, upon the request of the Agent at any time after an Event of Default has occurred and is continuing, the Parent shall, and shall cause each of the Originators to, in each case, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all Relevant Personal Data is transferred to the Agent (or such other Person as the Agent may direct) in accordance with all applicable Law, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

(o) Undrawn Commitments and Cash Balances, etc.

(i) The Parent and Affiliates of the Parent controlled by it (“Controlled Affiliates”) shall at all times maintain cash balances at banks and/or committed undrawn bank loan facilities having a legal maturity falling on or after the Commitment Termination Date in an aggregate amount equal to or in excess of two-hundred fifty million Dollars ($250,000,000).

(ii) The Parent shall ensure that (A) the financial covenants (namely a net worth covenant, a net debt to net worth covenant, and a net debt to EBITDA covenant, or covenants having a comparable effect) in the bank loan facilities referred to in sub-clause (o)(i) are no more restrictive than the financial covenants set forth in clauses (i) and (j) of Section 6.1 of the Receivables Funding Agreement, and (B) the net debt to EBITDA covenant in any indebtedness of the Parent is no more restrictive than the net debt to EBITDA covenant set forth in clause (j)(ii) of Section 6.1 of the Receivables Funding Agreement.

(iii) The Parent shall (A) on the date on which each Servicer Report is due to be delivered, concurrently deliver to the Purchaser and the Agent a written report summarizing (in a manner reasonably satisfactory to the Purchaser and the Agent) the undrawn commitments and cash balances described in sub-clause (o)(i), and (B) on each date on which its financial performance is due to be reported for purposes of determining compliance with clause (j) of Section 6.1 of the Receivables Funding Agreement, concurrently deliver to the Agent a written summary in reasonable detail of all of the financial covenants to which the Parent (and, if committed undrawn bank loan facilities of Controlled Affiliates are included in sub-clause (o)(i), its Controlled Affiliates) are subject, together with the related definitions and a determination of the Parent’s (and each such Controlled Affiliate’s, if include as aforesaid) performance with respect to such covenants on the most recent reporting date then occurring with respect to such covenants.

SECTION 4.2 Negative Covenants of the Parent

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) No Sales, Liens, etc. Except as otherwise provided herein or in any Supported Document, the Parent shall not, and shall not permit any Originator to, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any of the Receivables and related other Affected Assets, including any Adverse Claim arising from an Adverse Claim on inventory or goods, or (ii) assign any right to receive income in respect thereof.

(b) No Extension or Amendment of Receivables. The Parent shall not, and shall not permit any Originator to (i) extend, amend or otherwise modify the terms of any Receivable, or (ii) amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The Parent shall not (i) make any change in the general nature of its business, unless (A) any such change would not, individually or when taken together with any other such change after the Closing Date, have a Material Adverse Effect, (B) the Parent has given the Purchaser and the Agent at least thirty (30) days prior written notice of such change, and (C) after giving effect to such change, such change would not result in the Currency Net Advances in any Currency exceeding the Currency Borrowing Base for such Currency, or (ii) make any change in any Credit and Collection Policy.

(d) No Mergers, etc. The Parent shall not, and shall not permit any Supported Party to, consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless (i) the Parent has given the Purchaser and the Agent at least thirty (30) days prior written notice of such transaction, (ii) the Person surviving such transaction (the “Surviving Party”) is either (A) already a party to the Transaction Documents organized in the same jurisdiction as the merging or transferring party or (B) executes and delivers to the Purchaser and the Agent, for the benefit of the Purchaser, the Agent and the other Secured Parties, an agreement by which such Person assumes the obligations of the Parent or such Supported Party, as the case may be, under the Transaction Documents to which it is a party, or confirms in writing that such obligations remain enforceable against such Person (in each case, in form and substance reasonably satisfactory to the Agent), together with such certificates and opinions of counsel as the Purchaser or the Agent may reasonably request, (iii) the Surviving Party confirms in writing to the Purchaser and the Agent that (A) no Event of Default or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (B) each of its representations and warranties as a party to the relevant Transaction Documents remains true and correct, (C) each of its obligations with respect to Blocked Accounts and Blocked Account Agreements set forth in the Transaction Documents (if any) have been fulfilled, and (D) after giving effect to such transaction, such transaction would not result in the Currency Net Advances in any Currency exceeding the Currency Borrowing Base for such Currency, and (iv) except in the case of a merger of one Originator with another Originator as provided in clause (d)(ii)(A), the prior written consent of the Agent has been obtained (not to be unreasonably withheld).

(e) No Change in Payment Instructions to Obligors. The Parent shall not, and shall not permit any Originator to, add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(r) to the Receivables Funding Agreement or make any change in the instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account, or (ii) (A) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto, (B) the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable and (C) the Agent shall have consented (such consent not to be unreasonably withheld) to each new Blocked Account Bank and each new Blocked Account Agreement.

(f) Deposits to Blocked Accounts. The Parent shall not, and shall not permit any Originator to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account cash or cash proceeds other than Collections.

(g) No Impairment of Security. The Parent shall not, and shall not permit any Supported Party to, take any action or permit any action to occur or suffer any circumstance to exist which would result in any security or security interest granted, or charge or security agreement or document entered into or registered or filed, in connection with any Transaction Document becoming impaired or unenforceable in any material respect.

(h) No Amendment of Transaction Documents or Supported Documents. The Parent shall not, and shall not permit any Supported Party to (i) amend, modify, or supplement any Transaction Document or Supported Document to which the Parent or such Supported Party is a party, respectively, or (ii) take any other action under any Transaction Document or Supported Document that could have a Material Adverse Effect or which is inconsistent with the terms of this Agreement or any other Transaction Document or Supported Document.

(i) No Deductions. The Parent shall not, and shall not cause or permit or suffer any of its Affiliates to, deduct the deferred purchase price of Receivables (if any) sold pursuant to a Purchase and Sale Agreement for purposes of determining its taxable income in any jurisdiction. The Parent shall, and shall permit its Affiliates to deduct only charges for interest, bad debts and other related costs and expenses incurred, in accordance with GAAP, in determining such taxable income.

(j) Supported Parties. The Parent shall not permit any of its Subsidiaries or Affiliates, to sell, transfer or otherwise dispose of any of the outstanding shares of voting stock of any Supported Party, unless (A) the Parent shall have given the Agent at least thirty (30) days prior written notice of such proposed sale, transfer or other disposal, (B) such sale, transfer or other disposal would not, individually or when taken together with all other sales, transfers and other disposals of such Supported Party’s voting stock after the Closing Date, have a Material Adverse Effect, (C) after giving effect to such sale, transfer or other disposal, the Parent continues to (I) have the right, directly or indirectly, to elect a majority of the board of directors (or other Persons performing similar functions) of such Supported Party, or (II) control such Supported Party (the Parent shall be deemed to control an Supported Party if the Parent possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Supported Party, whether through the ownership of voting securities or membership interests, by contract, or otherwise), and (D) if, after giving effect to such sale, transfer or other disposal, the Parent would cease to own, directly or indirectly, free and clear of any Adverse Claim and on a fully diluted basis, more than seventy-five percent (75%) of the outstanding shares of voting stock of such Supported Party, the Agent shall have given its prior written consent to such sale, transfer or other disposal (such consent not to be unreasonably withheld).

(k) No Tax Consolidation. Unless required to do so by applicable Law, the Parent shall not, and shall not permit or suffer any of its Affiliates to, consolidate or include the Purchaser with any tax group of the Parent or any such Affiliate. Without limiting the foregoing, the Parent shall promptly (and, in any event within two (2) Business Days) notify the Agent and each Facility Lender of it becoming aware that it or any of its Affiliates becomes or will become obligated under applicable Law to consolidate or include the Purchaser with any tax group of the Parent or any such Affiliate.

(l) Restricted Payments. The Parent shall not, and shall ensure that none of its Affiliates on its behalf shall:

(i) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the Parent’s share capital (or any class of its share capital);

(ii) repay or distribute any dividend or share premium reserve to any of the shareholders of the Parent;

(iii) pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent or any of its Affiliates, other than fees to shareholders or Affiliates for services or transactions in the ordinary course of business and at arms length, it being understood and agreed that payments made in the ordinary course to members of the Parent’s board of directors shall not be limited by this clause (1)(iii); or

(iv) redeem, repurchase, defease, retire or repay any of the Parent’s share capital or resolve to do so;

in each case unless and until the ratio of the Net Debt of MAI as of the last day of any fiscal quarter of the Parent to the average quarterly EBITDA of the Parent for the four consecutive fiscal quarters ending on such last day shall be equal to or less than 3.30 to 1.00.

ARTICLE V

INDEMNIFICATION AND EXPENSES

SECTION 5.1 Indemnities by the Parent

Without limiting any other rights which the Indemnified Parties may have hereunder or under the other Transaction Documents or applicable Law, the Parent hereby agrees to indemnify the Purchaser, the Agent and the other Secured Parties, their respective officers, directors, employees, counsel and other agents, and the other Indemnified Parties referred to in the Receivables Funding Agreement (all such Persons being herein collectively called the “Indemnified Parties”) from and against any and all Indemnified Amounts, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, or (ii) recourse (except as otherwise specifically provided in the Supported Documents) for uncollectible Receivables. Without limiting the generality of the foregoing (and subject to sub-clauses (i) and (ii)), the Parent shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by the Parent or any MAI Party or any officers of the Parent or any MAI Party under or in connection with this Agreement, any Purchase and Sale Agreement, any of the other Transaction Documents, any of the other Supported Documents, any Servicer Report, or any other information or report delivered by the Parent or any MAI Party pursuant to any of the Transaction Documents or any Supported Document which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by the Parent or any MAI Party to comply with any applicable Law with respect to any Receivable or any Contract related thereto, or the nonconformity of any Receivable or any Contract related thereto with any such applicable Law;

(c) (i) the failure for any reason (A) to vest and maintain (or cause to be vested and maintained) in the Purchaser complete and outright legal and beneficial ownership of, and good and marketable title to, each Receivable and related other Affected Assets which is valid and enforceable against Obligors and other third parties and is free and clear of any Adverse Claim (other than any Adverse Claim arising hereunder or under the other Transaction Documents) and the interest of any other creditor of the Purchaser and the Supported Parties, or (B) to vest and maintain in the Agent, on behalf of the Secured Parties, a valid and enforceable perfected security interest ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and the Supported Parties, in each Receivable and related other Affected Assets, free and clear of any Adverse Claim (other than any Adverse Claim arising hereunder or under any other Transaction Document), or (ii) the creation of any Adverse Claim in favor of any Person with respect to the Receivables or related other Affected Assets;

(d) the occurrence of any Event of Default;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of any Obligor to the payment of any Receivable (including a defense based on such Receivable or any Contract related thereto not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or any Contracts related thereto restricting assignment of any Receivables;

(f) any failure of the Servicer to perform its duties or obligations in accordance with the Servicing Agreement;

(g) any product liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable or related other Affected Asset or any Contract;

(h) any lawsuit, order, consent decree, judgment, claim or other action of whatever sort relating to, or otherwise in connection with, any environmental, health, safety or hazardous material law, rule, regulation, ordinance, code, policy or rule of common law now or hereinafter in effect;

(i) the failure by the Parent or any MAI Party to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or any Contracts related thereto;

(j) the Currency Net Advances in any Currency exceeding the Currency Borrowing Base for such Currency at any time;

(k) the failure of the Parent or any MAI Party to pay when due any Taxes (other than Excluded Taxes) payable in connection with the sale of any Receivable or related other Affected Asset or any Contract or in connection with any Transaction Document or other Supported Document or the transactions contemplated thereby;

(l) any repayment by any Indemnified Party of any amount previously distributed to such Indemnified Party which such Indemnified Party believes in good faith is required to be made;

(m) at any time when MAI or any Affiliate of MAI is the Servicer or a Sub-Servicer, the commingling by the Parent or any MAI Party of Collections of Receivables with any other funds;

(n) any investigation, litigation or proceeding related to this Agreement or any of the other Transaction Documents, except to the extent that such investigation, litigation or proceeding relates solely to such Indemnified Parties’ participation in securitization transactions;

(o) failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or any related lock-boxes pursuant to the instructions of the Servicer, the Purchaser or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(p) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state or country in which an Obligor may be located as a result of the failure of the Parent or any MAI Party to qualify to do business or file any notice of business activity report or any similar report;

(q) except for recourse for uncollectible Receivables (other than as otherwise specifically provided in the Transaction Documents and other Supported Documents), any attempt by any Person to void, rescind or set-aside any transfer by any Originator to the Purchaser of any Receivable or related other Affected Asset under statutory provisions or common law or equitable action, including any provision of any Insolvency Law; or

(r) any action taken by the Parent or any Sub-Servicer in the enforcement or collection of any Receivable.

In respect of any Indemnified Amounts payable to any Indemnified Party which is not a party to this Agreement in accordance with the indemnity set out in this Section 5.1, the Parent (A) agrees to pay such Indemnified Party directly at the direction of the Agent and (B) acknowledges and agrees that the Agent shall have the right to enforce the indemnity set out in this Section 5.1 on behalf of such Indemnified Party in respect of any Indemnified Amounts payable to such Indemnified Party, notwithstanding that no Indemnified Amounts are payable to the Agent itself. In the event that the Agent receives or recovers from the Purchaser pursuant to the indemnity set out in this Section 5.1 any Indemnified Amounts payable to or for the benefit of any Indemnified Party, the Agent agrees that it will promptly (and in any event no later than the Business Days following receipt thereof) pay all such Indemnified Amounts to such Indemnified Party.

SECTION 5.2 Taxes

(a) All payments and distributions made under the Transaction Documents and the other Supported Documents by the Parent, the Servicer, any Supported Party or the Purchaser (each a “payor”) to or for the account of the Purchaser, the Agent or any other Secured Party (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), other than Excluded Taxes, except to the extent required by applicable Law or practice. In the event that any withholding or deduction from any payment made by any payor hereunder is required in respect of any Taxes, then the Parent shall, or shall cause the applicable payor to:

(i) withhold or deduct the required amount from the covered payment;

(ii) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(iii) promptly forward to the recipient, with a copy to the Agent, an official receipt or other documentation satisfactory to the recipient and the Agent evidencing such payment to such authority; and

(iv) except in the case of Excluded Taxes, pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) Moreover, if any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment or income earned or received by such recipient hereunder or under any other Transaction Documents or Supported Documents, the Parent shall, or shall cause the applicable payor to, promptly pay such Taxes and such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amounts received and retained by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If the Parent or any payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, then the Parent shall, or shall cause the applicable payor to, indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(d) In the event that the Parent pays an additional amount or amounts pursuant to clause (a)(iv) (an “additional tax payment”), and in the event that the recipient thereof determines (in its sole, good faith opinion) that, as a result of such additional tax payment, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of such recipient (a “tax savings”), then such recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective receipt of such tax savings reimburse to the Parent such amount as such recipient shall determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after such reimbursement) in no better or worse position than it would have been in had the payment by the Parent in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes. If the Parent shall have received from any recipient any amount described in the preceding sentence and it is subsequently determined that such recipient was not entitled to obtain or retain the amount of the tax savings claimed, then the Parent shall repay such amount to such recipient. Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to this clause (d) and no recipient shall be obligated to disclose any information regarding its affairs (including its tax affairs) or computations to the Parent.

SECTION 5.3 Other Costs and Expenses

(a) The Parent agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Agent and the other Secured Parties harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Facility Lender and/or the Agent) or intangible, documentary or recording taxes incurred by or on behalf of any Facility Lender or the Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents, the other Supported Documents and each other document and instrument delivered pursuant thereto and the transactions contemplated hereby and thereby, and (ii) from time to time (A) relating to each amendment, waiver and consent under this Agreement, the other Transaction Documents and the other Supported Documents, (B) arising in connection with any Facility Lender’s or the Agent’s enforcement or preservation of rights under this Agreement, the other Transaction Documents and the other Supported Documents, and (C) arising in connection with each audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement, each of the other Transaction Documents and each of the other Supported Documents.

(b) The Parent hereby agrees to pay on demand all stamp and other Taxes (other than Excluded Taxes) and fees (including interest, late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of this Agreement, any other Transaction Document or any other instrument, document or agreement filed or delivered in connection therewith.

SECTION 5.4 Currency Indemnity

If under any applicable law or regulation, or pursuant to a judgment or order being made or registered against the Parent or any Supported Party, or the liquidation of any of the Parent or any Supported Party or for any other reason, any payment under or in connection with this Agreement or any Transaction Document is made (including any payment pursuant to Article II or this Article V) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement or any Transaction Document or, in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom such payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of such payment actually received by the Agent or any other Secured Party (the “payee”), when converted into the contractual currency at the rate of exchange falls short of such amount due, the Parent as a separate and independent obligation, shall, or shall cause the relevant Supported Party to indemnify and hold harmless the payee against the amount of such shortfall. For the purposes of this Section 5.4 “rate of exchange” means the rate at which the payee is able on or about the date of such payment to purchase, in accordance with its normal practice (provided that such normal practice is not unreasonable), the contractual currency with the payment currency and shall take into account (and the payor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Term of Agreement

This Agreement shall terminate two (2) years and one (1) day after the Final Payout Date; provided that (a) the rights and remedies of the Purchaser, the Agent and the other Secured Parties with respect to any representation and warranty made or deemed to be made by the Parent pursuant to this Agreement, (b) the indemnification and payment provisions of Article V in favor of the Indemnified Parties, and (c) the agreements of the parties set forth in Sections 2.2(c), 6.9, 6.10, 6.11, 6.12 and 6.13 shall be continuing and shall survive any termination of this Agreement.

SECTION 6.2 Waivers; Amendments

(a) No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Parent, the Purchaser and the Agent.

SECTION 6.3 Notices; Payment Information

All communications and notices provided for hereunder shall be provided in the manner described in Section 1.6 of the Schedule of Definitions.

SECTION 6.4 Governing Law; Submission to Jurisdiction; Appointment of Process Agent

(a) This Agreement and any non-contractual obligations arising out of or in connection with it and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

(b) The Parent agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and, for such purposes, irrevocably submits to the nonexclusive jurisdiction of such courts.

(c) The Parent for itself irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause (b) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim that any such court is not a convenient or appropriate forum.

(d) The Parent agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to the English Process Agent.

(e) The submission to the jurisdiction of the courts referred to in clause (b) shall not (and shall not be construed so as to) limit the right of the Agent to take proceedings against the Parent or any of its property in any other court of competent jurisdiction, nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(f) The Parent hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, to the giving of any relief or the issue of any process in connection with such action or proceeding including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding. Without limiting the foregoing, the Parent agrees to reimburse any successful claimant the costs of any legal action or proceeding brought against the Parent pursuant to this Section 6.4, including the cost of all stamp duties (if any) payable in connection therewith.

SECTION 6.5 Integration

This Agreement and the other Transaction Documents and Supported Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 6.6 Severability and Partial Invalidity

(a) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b) If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

SECTION 6.7 Counterparts; Facsimile Delivery

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 6.8 Successors and Assigns; Binding Effect

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that the Parent may not assign or otherwise transfer any of its rights or delegate or otherwise transfer any of its duties or obligations hereunder or (except as provided in the Servicing Agreement) under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent.

(b) The Parent acknowledges and consents to the provisions of Section 9.8 of the Receivables Funding Agreement regarding certain permitted assignments by the Facility Lenders.

SECTION 6.9 Consent to Disclosure

The Parent hereby consents to the disclosure of any Non-Public Information with respect to it received by the Agent or any other Secured Party to (i) the Agent, (ii) any Facility Lender, (iii) any potential Facility Lender or Conduit Assignee, (iv) any Conduit, any Administrator, any Conduit Support Provider or any Conduit CP Funding Provider of any Facility Lender or potential Facility Lender, (v) any nationally recognized statistical rating organization rating any Commercial Paper issued to fund any Advance, (vi) any dealer or placement agent of or depositary for any Commercial Paper issued to fund any Advance, (vii) any of such Person’s legal counsel, accountants or other professional advisers in relation to this Agreement or any other Transaction Document or (viii) any Person appointed from time to time to conduct due diligence in respect of the transactions contemplated by the Transaction Documents, in each case provided that (A) such disclosure is, in the reasonable opinion of the Person making such disclosure, appropriate in the context of the transactions contemplated herein and in the other Transaction Documents or otherwise required in connection with such Person’s Commercial Paper program or other securitization program or any transaction contemplated thereby, and (B) the recipient of such information has been informed of its confidential nature and receives such information on the basis that it is to be held in confidence.

SECTION 6.10 Confidentiality

(a) The Parent hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to the Agent or any other Secured Party to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (ii) an alternative commercial source of financing in connection with a potential refinancing of the Advances in the event that a Conduit Termination Date shall have been declared, or (iii) as otherwise required by applicable Law or order of a court of competent jurisdiction.

(b) Subject to Section 6.9, the Agent hereby agrees that it will not disclose this Agreement or any other Transaction Document or the terms thereof or any confidential information of or with respect to the Parent or any MAI Party to any other Person except as otherwise required by applicable Law, the applicable rules of any stock exchange or similar body or order of a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement, any party to any of the Transaction Documents (and each employee, agent or representative of any such party) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable securities laws.

SECTION 6.11 No Petition

The Parent hereby covenants and agrees that:

(a) prior to the date which is two (2) years and one (1) day after the Final Payout Date, it will not institute any proceeding of a type referred to in the definition of Event of Bankruptcy against, or join any other Person in instituting such a proceeding against, any Conduit or any Conduit CP Funding Provider that acts as, or that provides funding to, a Facility Lender; and

(b) prior to the date which is two (2) years and one (1) day after the Final Payout Date, it will not institute any proceeding of a type referred to in the definition of Event of Bankruptcy against, or join any other Person in instituting such a proceeding against, the Purchaser.

SECTION 6.12 Limited Recourse

(a) Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Facility Lender under each of the Transaction Documents to which it is a party are solely the corporate obligations of such Facility Lender and shall be payable solely to the extent of funds received from the Purchaser in accordance with the Transaction Documents or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper issued to fund the acquisition of Receivables.

(b) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Purchaser under each of the Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser and available for application thereto in accordance with the terms of the Servicing Agreement and the other Transaction Documents.

SECTION 6.13 Contracts (Rights of Third Parties) Act (1999)

Except in respect of the Purchaser, the Agent and the other Secured Parties, which Persons (including, for the avoidance of doubt, their respective successors and permitted assigns) are intended to have the benefit of this Agreement pursuant to the Contracts (Rights of Third Parties) Act (1999), the parties hereto do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act (1999).

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MAKHTESHIM AGAN INDUSTRIES LTD., as Parent

By:	/s/ Moshe Kuperberg /s/ Aviram Lahav

Name:	Moshe Kuperberg Aviram Lahav

Title:	Financial Manager Group CFO

DONEGAL RECEIVABLES PURCHASING LIMITED, as Purchaser

By:	/s/ Eimir McGrath

Name:	Eimir McGrath

Title:	Alternate Director

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH, as Agent

By:	/s/ Donna Kunzig	By:	/s/ Sarah Mason

Name:	Donna Kunzig	Name:	Sarah Mason

Title:	Executive Director	Title:	Executive Director

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